As filed with the Securities and Exchange Commission on June 6, 1996.

                                                 Registration No. 333-4062


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to


                                    Form S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                  biosys, inc.

             (Exact name of Registrant as specified in its charter)



   Delaware                        2879                       94-2878645
(State or other              (Primary Standard            (I.R.S. Employer
jurisdiction of               Industrial                 Identification No.)
incorporation or              Classification)
organization)

                             10150 Old Columbia Road
                            Columbia, Maryland 21046
                                 (410) 381-3800
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                              EDWIN C. QUATTLEBAUM
                             Chief Executive Officer
                                  biosys, inc.
                10150 Old Columbia Road, Columbia, Maryland 21046
                                 (410) 381-3800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            BRUCE E. SCHAEFFER, ESQ.
                          Gray Cary Ware & Freidenrich
                           A Professional Corporation
                               400 Hamilton Avenue
                               Palo Alto, CA 94301


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                 866,710 Shares

                                  biosys, inc.

                                  Common Stock

           The 866,710 shares of Common Stock of biosys, inc. ("biosys" or the "Company") offered by this Prospectus (the "Shares") are outstanding shares that may be sold from time to time by or on behalf of certain stockholders (the "Selling Stockholders") of the Company described in this Prospectus under "Selling Stockholders." The Selling Stockholders acquired the Shares from the Company in a private offering made in reliance upon Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to register the Shares under the Securities Act, and to use its best efforts to cause the registration statement covering the Shares to be declared effective and to remain effective for up to two (2) years following the closing of the sale of the Shares on December 22, 1995. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

           The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in the Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

           The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including without limitation, printing expenses, filing fees, legal fees and disbursements of counsel for the Company, accounting fees and "blue sky" expenses, but excluding any underwriting commissions or similar charges and legal fees and disbursements of counsel for the Selling Stockholders in excess of $10,000.

           THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.


           The Company's Common Stock is listed on the Nasdaq National Market under the symbol "BIOS". On May 31, 1996, the last sales price of the Company's Common Stock as reported on the Nasdaq National Market was $5.75.


             See "Risk Factors" beginning on page 3 for information that should be considered by prospective purchasers of the Shares offered hereby.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is _______, 1996.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. biosys' Common Stock is traded on the Nasdaq National Market. Reports and other information concerning biosys can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the
"Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:


     1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on January 29, 1992;


     2. Form 10-K for the fiscal year ended December 31, 1995, as amended by Amendment No. 1 thereto on Form 10-K/A;



     3.   Form 8-K dated January 3, 1996;

     4.   Form 8-K dated March 15, 1996;

     5.   Form 10-C dated March 15, 1996;


     6.   Form 8-K dated March 22, 1996; and

     7.   Form 10-Q for the three months ended March 31, 1996.



         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to biosys, inc. at 10150 Old Columbia Road, Columbia, Maryland 21046, Attn: Secretary.


                                   THE COMPANY


         biosys develops and markets biological pesticide products based on beneficial nematode, pheromone and baculovirus technologies for the control of a wide range of insect pests. Using advanced science and technology, biosys develops and manufactures environmentally safe and effective products for detection, monitoring and control of insects in agricultural, professional and consumer markets. biosys also has diversified its business into the contract manufacturing for others of biological pesticides, and other industrial fermentation products.

         Effective March 15, 1996, biosys completed an acquisition (the "Merger") of AgriDyne Technologies Inc. ("AgriDyne") whereby AgriDyne became a wholly-owned subsidiary of the Company. The Merger will be treated as a purchase for accounting and financial reporting purposes. Upon the effective time of the Merger, the Company issued approximately 1.9 million shares of its Common Stock for all of the outstanding shares of AgriDyne's Common Stock based on a conversion ratio of 0.28664 of a share of biosys Common Stock for each share of AgriDyne Common Stock, after giving effect to the one for two and one-half reverse stock split of the Common Stock of biosys effected immediately prior to the Merger (the "Reverse Stock Split").

         All share and per share amounts in this Prospectus have been adjusted to give effect to the Reverse Stock Split.

         The principal executive offices of biosys are currently located at 10150 Old Columbia Road, Columbia, Maryland 21046 and its telephone number is
(410) 381-3800.

                                  RISK FACTORS

         The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus.

         No Assurance biosys' and AgriDyne's Businesses Can Be Successfully Combined. After the Merger, biosys is a more complex and diverse company than either biosys or AgriDyne prior to the Merger, and its several distinct business operations will present challenges for the Company's management. biosys will need to successfully integrate and manage the companies' respective product offerings, coordinate their sales and marketing and research and development efforts and reduce expenses by eliminating duplicative facilities and infrastructure, as well as prioritizing product development and by reducing other expenses. The inability of management to complete the foregoing in a manner which minimizes the disruption of ongoing operations and interruption of revenue generating activities could have a material adverse effect on the Company's business, financial condition and results of operations.

         The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the Company. The inability of management to successfully integrate the operations of the two companies could have an adverse effect on the business and results of operations of the Company. There can be no assurance that the Company will be able to reduce expenses, that there will not be high costs associated with integration activities, that such reductions will not result in a decrease in revenue or that there will not be other material adverse effects of such activities.

         All products under development will be reviewed to determine if the likelihood of successful development and the market potential for the product justify the expenses and personnel required to be devoted to the product. Termination of programs could require substantial effort by senior management to identify and negotiate possible out-licensing opportunities to preserve any residual value for terminated programs.

         While the management and Board of biosys believes that the combination can be effected in a manner that will enhance the greater value expected from combining the two companies, there can be no assurance that the process can be effectively managed to achieve anticipated results.

     Transaction and Merger Charges. biosys anticipates that it will incur an aggregate of approximately $750,000 of direct transaction costs in the Merger. The majority of these costs have been incurred as of March 31, 1996.

         Need for Additional Funds and No Assurance of Available Financing. biosys experienced negative cash flow from operations in 1995 and it is expected that biosys will continue to experience negative operating cash flow through the end of the second quarter of 1996 and potentially thereafter. Even with the cash and cash equivalents of AgriDyne, the net proceeds from the Preferred Share Financing (defined below) and projected improvements in cash flow from operations, the funding of future operations may require further infusion of capital. There can be no assurances that adequate revenue growth and reduction of operating losses will be achieved, and even if they are, management of biosys may choose to supplement the Company's cash position. Potential sources of additional funding include private equity financing, mergers, collaborative research arrangements or strategic marketing partnerships. Under the terms of the Line of Credit Facility (defined below), CGI Credit Facility (defined below) and Lease Financing (defined below), approval is required before biosys may enter into any merger or acquisition or enter into a major debt agreement. Under the terms of the Preferred Share Financing, approval is required before biosys may enter into any preferred share financing and may be required under certain circumstances before biosys may enter into any merger or acquisition. If additional funds are raised by biosys through the issuance of equity securities or securities convertible into or exercisable for equity securities, the percentage ownership of the then current stockholders of biosys will be reduced. biosys may issue an additional series of preferred stock with rights, preferences or privileges senior to those of the biosys Common Stock. biosys does not have any commitments or arrangements to obtain any funding and there can be no assurance that any required financing of biosys will be available on acceptable terms, if at all. The unavailability of any required financing, the inability to renegotiate current debt financing arrangements required to be renegotiated by the terms thereof as described below or the risks affecting financial performance referenced herein could prevent or delay the continued development and marketing of the Company's products, may require curtailment of the Company's operations and could result in the bankruptcy or insolvency of biosys.

         On December 22, 1995, biosys sold an aggregate of 866,710 shares of biosys Common Stock (the "Domestic Financing Shares") at $3.475 per share or an aggregate purchase price of $3,012,000 to a group of investors led by Palo Alto Investors (the "unaffiliated domestic investors") and a group of investors (the "IVP investors") affiliated with Samuel D. Colella, Chairman of the Board of Directors of biosys, (the "Domestic Equity Financing"). Approximately $1,500,000 of the aggregate purchase price was paid in the form of cash out cancellation of indebtedness in the amount of approximately $750,000 to each of the unaffiliated investors and the IVP investors. The Domestic Financing Shares were offered and sold in reliance on the exemption from registration with the Securities Act set forth in Regulation D under the Securities Act. In accordance with the stock purchase agreement among biosys and the purchasers of the Domestic Financing Shares, biosys will use its best efforts to effect a "shelf" registration of the Domestic Financing Shares under the Securities Act and to keep such registration statement effective for up to two years after the closing. The Domestic Financing Shares are the Shares offered by this Prospectus.

                  On March 26, 1996, biosys completed the sale of an aggregate of 780 shares of biosys Series A Preferred Stock (the "Preferred Shares") at $10,000 per share or an aggregate purchase price of $7.8 million, which resulted in net proceeds of $7.25 million after the payment of placement fees of approximately $550,000, to a group of institutional accredited investors in a private placement (the "Preferred Share Financing"). The Preferred Shares were offered and sold in reliance on the exemption from registration under the Securities Act set forth in Regulation D under the Securities Act. In connection with the issuance of the Preferred Shares, warrants to purchase up to 80,889 shares of biosys Common stock were issued to the placement agent and related parties (the "Warrants"). The Warrants are exercisable over a five-year term and have an exercise price of $6.75. In accordance with the registration rights agreements between biosys and the purchasers of the Preferred Shares, biosys will use its best efforts to effect a "shelf" registration of the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants and to keep such registration statement effective for up to three years after the closing.

         The Preferred Shares may be converted into biosys Common Stock at a conversion price which is the lower of (i) $6.75, or (ii) 85% of the average closing bid price for the five trading days prior to the date the investor gives notice of conversion. The Preferred Shares shall automatically be converted into biosys Common Stock, if not previously converted, on March 22, 1999. The Preferred Shares principal amount accretes at an annual rate of 8%, payable in stock upon conversion to biosys Common Stock. The Preferred Shares may be redeemed at the option of the Company at the time of conversion at a price that would give the investor the same return as he would have received had he converted on the day the redemption occurs and sold the Common Stock issued upon conversion. biosys also may, at its option, redeem the Preferred Shares commencing at any time after March 26, 1997 at a price per share equal to a specified percentage, commencing at 130% and declining at 115% in 1999, of the original purchase price plus all accrued and unpaid accretion.


         No Assurance of Ability to Comply with Covenants of Loan Agreements or CGI Loan Modification Agreement. biosys has a working capital line of credit with Imperial Bank ("Imperial") entered into during 1995, as amended on July 21, 1995, September 13, 1995, November 14, 1995, December 20, 1995, February 9,
1996, March 12, 1996 and May 13, 1996 (the "Line of Credit Facility") that allows for borrowings of up to $5,250,000. As of March 31, 1996, $4,000,000 was outstanding under the Line of Credit Facility. Of the allowable borrowings, a portion of borrowings under the Line of Credit Facility may not exceed the lesser of $4,000,000 or the eligible borrowing base, calculated as the sum of percentages of eligible accounts receivable and domestic inventory, net of reserves. An overline portion of the Line of Credit Facility in the amount of $1,250,000 was repaid on March 26, 1996 (the "overline portion"). The Company is obligated to comply with certain financial covenants under the Line of Credit Facility unless otherwise waived heretofore. Through March 31, 1996, biosys breached certain covenants under the Line of Credit Facility. Such breaches have been waived by Imperial. Although the $4,000,000 line of credit expired on June 5, 1996, and the Company and Imperial have not entered into a binding extension of the Line of Credit Facility, the Company and Imperial currently are engaged in negotiations for the extension of the Line of Credit Facility. In connection with such negotiations, in the May 13, 1996 amendment of the Line of Credit Facility, Imperial and the Company agreed to certain covenants for the period covering April 1996 through May 1996. Imperial has notified the Company that they have commenced the credit review process regarding an extension of the Line of Credit Facility and the Company currently anticipates that the Line of Credit Facility will be extended and will contain new covenants. If biosys is unable to obtain an extension of the Line of Credit Facility, the $4,000,000 currently outstanding will be immediately due and payable. If the Line of Credit Facility is extended and biosys is in default of the new covenants, and such default is not waived, Imperial may accelerate biosys' payment obligation. biosys is not currently able to pay in full the $4,000,000 obligation. Consequently if an extension is not obtained or biosys is in default of the covenants of an extended Line of Credit Facility, Imperial may exercise its rights and remedies as a secured creditor, as granted under the Line of Credit Facility and by law, including, but not limited to, foreclosure on substantially all of biosys' assets which were pledged as security for the Line of Credit Facility. The Line of Credit Facility, Lease Financing and CGI Credit Facility also require the lenders consent before biosys may enter into future merger, acquisition or debt agreements and restrict biosys' payment of cash dividends and repurchase of common stock. Borrowings under the Line of Credit Facility are secured by substantially all of the assets of biosys. Interest on borrowings is charged at the lender's prime rate plus 3% (11.25% as of March 31, 1996).


         The Line of Credit Facility required a commitment fee of $40,000 and issuance to the lender of a warrant to purchase 4,000 shares of biosys Common Stock at an exercise price of $5.00 per share. The overline portion of the Line of Credit Facility required an additional commitment fee of $10,000 and the issuance to the lender of a warrant to purchase 33,333 shares of biosys Common Stock at an exercise price of $7.50 per share. The November 14, 1995 amendment to the Line of Credit Facility required a modification fee of $25,000 and a warrant to purchase 3,810 shares of biosys Common Stock at an exercise price of $6.5625 per share. The December 20, 1995 amendment to the Line of Credit Facility required a modification fee of $25,000 and a warrant to purchase 4,849 shares of biosys Common Stock at an exercise price of $5.15625 per share. The February 9, 1996 amendment required a modification fee of $25,000 and a warrant to purchase 2,500 shares of biosys Common Stock at an exercise price of $10.00 per share.


         biosys currently has a lease financing arrangement, as amended in writing on March 29, 1995, May 30, 1995, July 25, 1995, September 26, 1995,
November 14, 1995, January 15, 1996, February 29, 1996 and May 13, 1996 for existing equipment in the amount of up to $2,500,000, under which biosys had approximately $1,604,000 outstanding as of March 31, 1996 (the "Lease Financing"). Extensions of funds under the Lease Financing are also subject to certain lending limit conditions and financial covenants, which mandate (i) a maximum amount of operating losses permissible of $1,500,000 and $0 respectively in successive fiscal quarters beginning with the quarter ended March 31, 1996,
(ii) a maximum ratio of total liabilities to tangible net worth of 3.0, (iii) a minimum tangible net worth of $5,000,000, and (iv) a minimum quick ratio of 0.5. Through March 31, 1996, biosys breached the operating loss covenant under the Lease Financing. A waiver of such covenant violation has been obtained from the lender. biosys has also obtained waiver of the covenants under the Lease Financing through June 30, 1996. The Company and the Lease Financing lender have agreed to renegotiate such covenants to reflect projected 1996 operations. There can be no assurance that the lending limit conditions and other covenants of the Lease Financing will be met in the future by biosys. If biosys is in default and such default is not waived, the Lease Financing lender would have remedies available comparable to those available to Imperial upon a default under the Line of Credit Facility described above.

         CGI has a credit facility (the "CGI Credit Facility") pursuant to which it received $3,400,000 in debt financing. At March 31, 1996, approximately $2,601,000 was outstanding under this facility. Under the CGI Credit Facility, CGI was required to maintain a tangible net worth of $3,000,000 and obtain the prior approval of the First National Bank of Maryland (the "Bank") and the Maryland Industrial Development Financing Authority ("MIDFA"), the guarantor of the loan, prior to making any loans or advances to other persons, including biosys. CGI breached these covenants concurrent with the merger of biosys and CGI on March 31, 1995. Pursuant to an agreement dated May 26, 1995, as amended on June 29, 1995, July 31, 1995 and August 29, 1995 (the "First Modification Agreement"), the Bank and MIDFA permanently waived such defaults in return for
(i) reduction of the loan's principal balance by $565,000 through liquidation of a certificate of deposit required to be held as collateral by the Bank pursuant to terms of the loan, and (ii) biosys' guarantee of the CGI Credit Facility. A second modification agreement dated October 2, 1995, as amended on December 5, 1995, January 31, 1996 and March 15, 1996 (the "Second Modification Agreement") required that (i) CGI maintain a positive stockholder's equity, (ii) by May 1, 1996, the Bank and biosys agree to the establishment of financial covenants which would supersede the existing financial covenants, (iii) commencing December 1, 1995 and continuing until January 2, 1996, biosys would prepay loan principal each month by approximately $50,500, plus all accrued and unpaid interest, (iv) commencing on February 1, 1996 and continuing on the first day of each month thereafter up to and including December 1, 1996, biosys prepay loan principal each month by approximately $25,000, plus all accrued and unpaid interest, (v) commencing on January 2, 1997 and continuing on the first day of each month thereafter up to and including August 1, 1998, biosys prepay loan principal each month by approximately $119,700, plus all accrued and unpaid interest and (vi) on or before September 1, 1998, biosys pay all principal and interest that remain outstanding under the CGI Credit Facility, plus all late charges, expenses and attorneys' fees owned thereunder. On May 1, 1996, the Bank, MIDFA and biosys executed a third modification agreement (the "Third Modification Agreement") pursuant to which, (i) biosys and the Bank met the requirement under the Second Modification Agreement to agree on the superseding of the existing financial covenants by outlining an acceptable process by which biosys agrees to disclose to the Bank and MIDFA the financial covenants or tests it agrees to regarding its Line of Credit Facility and to automatically become bound to comply substantially with those same financial covenants or tests for the benefit of the Bank, (ii) the Bank and MIDFA approved the subleasing of 9,600 square feet of space in biosys' building and biosys assigned its interest in and to the sublease to the Bank and MIDFA as further collateral under the CGI Credit Facility, and (iii) the Bank and MIDFA authorized biosys to grant a conditional right of first refusal to Zeneca Limited plc ("Zeneca") to purchase certain specified equipment assets of the Company related to the production of viruses pursuant to a joint development agreement between biosys and Zeneca and biosys executed a Supplemental Security Agreement in favor of the Bank and MIDFA regarding said assets. There can be no assurance that all of the foregoing events will have occurred by the dates required. If all such events do not occur in the time required, default would occur under the CGI Credit Facility which may entitle the Bank and MIDFA to accelerate payment of all CGI Credit Facility indebtedness and to exercise other rights and remedies under the CGI Credit Facility and by law.


         A default and subsequent acceleration of the agreements governing the Line of Credit Facility, Lease Financing or CGI Credit Facility would result in cross defaults under the agreements governing the other arrangements. The exercise of rights and remedies under the Line of Credit Facility or Lease Financing agreements or Modification Agreements could prevent or delay the continued development and marketing of the Company's products, require curtailment of the Company's operations and could result in the bankruptcy or insolvency of the Company.

         Continuing Operating Losses; Other Material and Unpredictable Factors. Each of biosys and AgriDyne have incurred operating losses in each quarter since its inception and biosys expects such losses to continue in the near-term as the Company expands its development, manufacturing and marketing capabilities. At March 31, 1996, biosys had an accumulated deficit of $136,542,000. The Company expects that it will continue to incur operating losses until such time as product sales generate sufficient revenues to fund its continuing operations. The timing of achieving profitability is primarily dependent upon the continued development and commercial acceptance of the Company's products, the successful management of the combination of the businesses of biosys and AgriDyne and management's ability to strategically focus the Company. There can be no assurance as to whether or when achievement of profitable operations will occur.

         Numerous factors may materially and unpredictably affect operating results of the Company including the uncertainties of new product introduction and sales growth; technology acquisitions or transfers; actions by corporate partners; and the ability to obtain, and the timing and cost of, regulatory approval of products. Accordingly, the Company's operating results are expected to fluctuate from period to period.

         Receipt by biosys of a Going Concern Opinion From its Independent Accountants. The report dated March 29, 1996 of Price Waterhouse LLP on biosys' 1995 consolidated financial statements contains an explanatory paragraph regarding biosys' ability to continue as a going concern.

         Listing of biosys Common Stock on Nasdaq National Market. During 1995, the Company received notice from Nasdaq indicating that as a result of biosys' failure to maintain $4 million of net tangible assets, as required by the NASD bylaws governing continuance on the Nasdaq National Market, biosys' Common Stock would be delisted if the required net tangible assets condition were not satisfied. As a consequence of the Merger and the infusion of net equity of approximately $7,250,000 from the Preferred Stock Financing, both of which occurred in March 1996, the Company satisfied the Nasdaq net tangible assets requirement as of March 22, 1996. It is possible that 1996 losses, if incurred, could cause biosys to again fall below the Nasdaq net tangible asset requirement. Were such condition to occur and if (a) no temporary exception was granted by Nasdaq, and (b) further equity financing or other means of increasing net tangible assets was not available, biosys' Common Stock would be delisted from the Nasdaq National Market. In addition, in April 1996 the Company received an oral inquiry from a Nasdaq representative requesting that the Company provide assurance to Nasdaq that the issuance of Common Stock upon conversion of the Preferred Shares sold in the Preferred Share Financing would comply with the requirement in the NASD bylaws governing continuance on the Nasdaq National Market that stockholder approval be obtained prior to the issuance of common stock at a price less than the greater of book or market value which equals 20% or more of a company's outstanding common stock (the "Nasdaq 20% Rule"). The Company has submitted a written response to Nasdaq indicating that, in the event the cumulative number of shares of Common Stock issued or issuable pursuant to notices of conversion delivered by holders of the Preferred Shares during the three-year period ending on May 22, 1999 (the date upon which the Preferred
Shares are automatically converted) would exceed 20% of biosys' Common Stock outstanding immediately prior to the Preferred Share Financing, it will undertake to redeem the excess Preferred Shares in accordance with the terms of the Preferred Share Financing. Nasdaq has orally indicated that such course of action would be sufficient to assure compliance with the Nasdaq 20% Rule. However, if such redemption becomes necessary in order to comply with the Nasdaq 20% Rule, there can be no assurance that biosys will have sufficient cash resources to redeem the excess Preferred Shares in accordance with the terms of the Preferred Share Financing. In addition, the provisions of the Delaware General Corporation Law prohibit redemption of the Company's stock if the capital of biosys is impaired or if such redemption would cause any impairment of the Company's capital. If biosys was unable to redeem the excess Preferred Shares in order to assure compliance with the Nasdaq 20% Rule and (a) if biosys was unable to raise additional funds with which to effect the redemption or increase the Company's assets or (b) if an alternative was not approved by Nasdaq, biosys' Common Stock would be delisted from the Nasdaq National Market. A delisting of biosys from Nasdaq could adversely affect the value and liquidity of the shares of biosys Common Stock and restrict the Company's future ability to raise equity capital.

         Uncertainty of Market Acceptance. Further sales growth by the Company is contingent upon the rate at which consumers and growers adopt new pest control practices. The predominant insect control products in use today are chemical insecticides. As a result, the market is generally unaware of the efficacy and economic viability of the Company's products and biosys expects that potential customers for its products will require significant education concerning their efficacy, cost-effectiveness, safety and methods of use. In addition, the rate of adoption of the Company's products in the U.S. will be substantially affected by ongoing Environmental Protection Agency ("EPA") review of the use of currently available chemical insecticides and the extent to which the EPA restricts or bans their use. There can be no assurance that the Company's existing or future products will be commercially accepted other than as demonstrated by the Company's sales growth to date. If market acceptance of these products is slower than anticipated, the Company's product sales and results of operations would be adversely affected, which may result in continuing losses. In addition, a slower rate of product commercialization is likely to result in an increased need for additional outside funding of the Company's operations.

         Reliance on Corporate Relationships. From time to time, the Company has established corporate relationships and intends to enter into future corporate relationships to test, distribute and market its products. Continued participation by corporate partners under marketing, distribution and supply agreements with the Company will depend not only on the timely achievement of development and marketing objectives by the Company, which cannot be assured, but also on each corporate partner's own financial, competitive, marketing and strategic considerations. The Company's agreements with strategic marketing, distribution and supply partners are generally terminable by their corporate partners on short notice and the Company has on prior occasions received such termination notices. Suspension or termination of agreements with certain corporate partners could have a material adverse effect on the Company.

         On September 15, 1995, biosys entered into an agreement with Zeneca Limited ("Zeneca") to develop and market insecticide products based on the patented strain of the celery looper virus developed by biosys. Under the agreement, biosys will receive financial and technical support from Zeneca for biosys' research and development efforts in 1996 and 1997, subject to biosys achieving certain milestones with respect to production, formulation, bioefficiency and registration of products based on the celery looper virus. Zeneca will be responsible for field efficacy trials, for seeking registration outside the U.S. and for worldwide marketing of the products that result from the development effort. Under the agreement, biosys retains exclusive production rights to the celery looper virus, as well as the right to continue to commercialize its other existing baculovirus-based products, including Spod-X and GemStar, in the rest of the world (except for GemStar containing the heliothis virus in Australia and New Zealand and the territories thereof). This agreement is terminable by Zeneca under certain circumstances, and there can be no assurance that the Company will receive the financial and technical support provided for therein.


         Reliance on Third Party Manufacturers. In December 1991, biosys entered into a long-term manufacturing agreement with Archer Daniels Midland Company ("ADM"), a U.S. producer of grain-based products with significant biochemical fermentation experience and capacity. Effective January 1994, the prior manufacturing agreement was terminated and biosys and ADM entered into a new, non-cancelable agreement. ADM is providing the facilities for the production of nematodes at its facility in Decatur, Illinois. biosys also uses the facility for contract manufacturing and plans to use the facility for the production of baculoviruses. On April 16, 1996, the terms of this manufacturing agreement were modified to reduce biosys payment obligations to the amounts reflected below. This amendment is further described in the section "Recent Developments-ADM Manufacturing Agreement."

         biosys has access to five (5) 20,000 gallon fermenters for a twelve-year term ending December 31, 2005 and may use the fermentation facilities for biosys' third party contract fermentation clients. biosys is required to pay annual overhead fees ranging from $2.8 million in 1996 and increasing to a maximum of $5.0 million in 2005 regardless of the level of utilization of the facility by biosys. biosys currently has no other fermentation facility available to it for production of nematodes or for contract manufacturing, and there can be no assurance that other manufacturing sources would be available in a timely or cost effective manner in the event of any disruption in the availability of the ADM facility. Further, there can be no assurance that biosys will generate sufficient volume for its product line to justify the monetary requirements of the ADM agreement.


         For the pheromone business of biosys, the availability in adequate quantities of the pheromone Active Ingredients ("A.I.") on a reliable, cost-effective basis is a key factor affecting the viability of the business. biosys is currently developing and implementing its strategy for an integrated supply of its pheromone needs. As part of that strategy, biosys entered into a multi-year supply and marketing agreement with International Specialty Products ("ISP") on November 7, 1995. Under the terms of the agreement, ISP will manufacture and supply biosys with various types of pheromones, including pheromone A.I., using a combination of patented production technologies developed independently by ISP and biosys. biosys has also established a third party manufacturing relationship with Grant Chemical Division of Ferro Corporation for the production of certain important intermediate products. This toll arrangement, established September 20, 1994, enables the exploitation of the patented metathesis process acquired as part of the AgriSense technology. To the extent that either of these arrangements do not result in the production of sufficient quantities of pheromones, biosys' ability to provide pheromone-based products to the market and generate revenue and profits from the pheromone business would be adversely affected.

         Highly Competitive Markets and Technological Change. The markets in which the Company operates are highly competitive. Competitors include other bioinsecticide companies and large chemical companies, many of which have considerably greater financial, technical and marketing resources than the Company. The pesticide industry is undergoing, and is expected to continue to undergo, rapid and significant technological change. biosys management expects competition to intensify as technical advances in the field are made and become more widely known. There can be no assurance that developments by others will not render the Company's products or technology obsolete or noncompetitive.

     biosys' Stage of Product Development. biosys' nematode, pheromone and baculovirus biopesticide products are at various stages of development and commercialization. biosys cannot accurately predict whether its products under development can be produced and marketed profitably.

         AgriDyne's Stage of Product Development. AgriDyne's products are at various stages of development. AgriDyne is developing a second generation azadirachtin  product  based on  hydrogenation  technology  ("HAZA")  which  was
licensed  from  Rohm  and  Haas  Company.   AgriDyne  is  also  working  on  new
formulations of azadirachtin. The ability of the Company to sell AgriDyne products in large commercial markets will be dependent upon continued product development to allow increased efficiency and reduced costs in production and increased margins on sales. There can be no assurance that increased efficiency and reduced costs of production can be achieved. AgriDyne cannot accurately predict whether any of its products under development can be produced and marketed profitably.

         Government Regulation; Need for Regulatory Approval. Certain of the Company's products will require regulatory approval by the EPA, the United States Department of Agriculture ("USDA") and state and local agencies. Such regulation applies to all stages of field testing and to the manufacture, sale and use of AgriDyne's HAZA and potential bio-pyrethrum products and biosys' InStar, InCide and X-tend products. Prior to the manufacture, sale and use of such products, the Company will be required to conduct toxicology and environmental testing to demonstrate product safety in order to obtain federal and state registration of such products. Some of the Company's products will also be subject to regulation by agencies of foreign countries in which the products are tested, used or sold. While EPA regulations generally applicable to insecticides currently exempt the nematodes used in biosys' products from EPA testing and registration requirements, there can be no assurance that this will continue or that the EPA will not regulate such bioinsecticides as their use becomes more widespread. biosys' products are currently subject to USDA regulations that govern the transport of living organisms in interstate commerce. There can be no assurance that the Company will continue to be able to comply with changes in EPA or USDA regulations. The regulatory process or private litigation contesting products of the Company may be costly and time-consuming and may delay research, development, production and/or marketing of such products and require costly and time-consuming procedures, all of which may furnish an advantage to competitors. There can be no assurance that requisite regulatory approvals and/or registration of any or all of the Company's products which are not yet approved will be granted on a timely basis, if at all. The Company's activities may become subject to additional government regulation. There can be no assurance that the Company will have sufficient funds to comply with, or to continue to comply with, regulatory procedures.

         Seasonality of Product Sales and Perishability of Products. biosys and its corporate partners currently market their products predominantly for use in the northern hemisphere, where the growing season generally runs from March to October. Seasonality of demand for the Company's products pose several risks. biosys' nematode products are living organisms and are perishable. Also, the seasonal nature of agriculture will cause the Company's product sales to be concentrated in the period from March through October and will result in substantial variations in quarter-to-quarter financial results.

         Product Liability. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its current products or prospective products lack efficacy or result in adverse effects. There can be no assurance that the scope of the Company's insurance coverage is sufficient, that it can obtain additional coverage or that the Company will have sufficient resources to satisfy any product liability claims.


         Dependence Upon Key Personnel. The Company's success will depend to a significant extent upon its key technical and management employees. While biosys' employees are required to sign standard agreements concerning confidentiality and ownership of inventions, the employees are generally not otherwise subject to employment agreements and biosys' employees are generally not subject to noncompetition covenants. The loss of the services of a small number of biosys' key employees could have a material adverse effect on the Company's business, financial condition or results of operations. biosys does not maintain life insurance policies on its key employees.


         No Assurance of Ability to Attract and Retain Key Personnel. The Company's ability to maintain its competitive technological position will depend, in part, upon its ability to attract and retain highly qualified scientific, managerial and manufacturing personnel. Competition for such personnel is intense. The loss of a significant group of key employees would adversely affect the Company's product development effort.

         Volatility of Stock Price. The market prices for securities of biotechnology and agribiotechnology companies, including the securities of biosys, have been volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, a change in status of a corporate partner, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results of products under development by the Company, regulatory developments in both the United States and foreign countries and public concern as to the safety of biopesticides, as well as period-to-period fluctuations in revenues and financial results, may have a significant impact on the market price of biosys' Common Stock.

         Testing. Commercial introduction of additional products and the expansion of label claims for current products to include additional insects are both contingent upon, among other factors, completion of field testing. Unusual weather conditions during field tests prior to the growing season or other factors may delay completion of such field tests, or require additional field tests in subsequent growing seasons, with a resulting delay in product development and commercialization. Such delays could result in additional losses due to increased operating expenses in the intervening period without significant offsetting revenues.

     Dependence on Proprietary  Technology and Limited Product  Protection.  The
Company's success will depend in part upon its ability to protect its proprietary products and technologies under U.S. and foreign patent laws and other intellectual property laws. biosys is incurring, and expects to continue to incur, substantial costs in connection with the protection of its intellectual property rights. biosys has filed, and expects to continue to file, applications as appropriate for patents relating to its product uses and processes. biosys has been issued 32 U.S. and foreign patents relating to its technology and AgriDyne has been issued 5 U.S. and foreign patents relating to its technology and has one application for a U.S. patent pending before the U.S. Patent and trademark office.

         In addition, biosys has acquired a set of issued patents covering certain formulation technology. There can be no assurance that additional patents will be obtained either in the United States or in foreign jurisdictions or that issued patents will provide sufficient protection or be of commercial benefit to the Company. The laws of some foreign countries do not protect the proprietary rights of biosys to the same extent as do the laws of the United States. If the Company is unable to maintain the proprietary nature of its technologies, the Company's financial condition and results of operations may be adversely affected. There can be no assurance that others will not independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets and proprietary information. In addition, AgriDyne has entered into license agreements with third parties for the use of their patents and proprietary technology. In September, 1994, AgriDyne entered into an agreement with Rohm and Haas Company whereby AgriDyne obtained a license to make use or sell certain of Rohm and Haas Company's technology and products related to hydrogenated azadirachtin derivatives. In April, 1995, AgriDyne entered into an agreement with W.R. Grace & Co. ("Grace") under which AgriDyne was granted a non-exclusive license to practice under two of Grace's patents which relate to storage stable azadirachtin-containing liquid formulation. There can be no assurance that others will not independently develop technologies substantially equivalent to the licensed technologies or obtain access to or utilize the licensed technologies.

         Control by Officers and Directors. biosys' current officers and its directors and their affiliates have voting control of approximately 21.5% of biosys Common Stock (assuming exercise of outstanding options to purchase biosys' Common Stock, including options to purchase AgriDyne Common Stock assumed by biosys pursuant to the Merger) and therefore are able to exercise significant influence over biosys' affairs. Certain charter provisions relating to authorized but unissued Preferred Stock could have the effect of delaying, deferring or preventing a change in control of biosys. In addition, biosys' charter eliminates the personal monetary liability of its directors for breach of their duty of care and provides for a classified board of directors. biosys' Certificate of Incorporation and Bylaws may also have the effect of delaying, deferring or preventing a change of control as they provide that (i) only the Board of Directors, the Chief Executive Officer or the President is entitled to call a special stockholders' meeting and only the Board of Directors can call an annual stockholders' meeting, (ii) any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a written consent of such stockholders, and (iii) proposals by stockholders that are to be voted on at an annual or special stockholders' meeting (including the nomination of directors) must be received by biosys within certain time periods and may only pertain to certain subject matter. biosys has entered into agreements with its officers and directors indemnifying them against losses they may incur in legal proceedings resulting from their service to biosys.



                               RECENT DEVELOPMENTS

         The following items are material recent developments of the Company since the filing of the Company's Annual Report on Form 10-K:

         ADM Manufacturing Agreement. On April 16, 1996, biosys and ADM amended their manufacturing agreement. The amendment reduces biosys required overhead fees to a range from $2.8 million in 1996 increasing to a maximum of $5.0 million in 2005. In addition, the terms of the amended agreement provide biosys with initial access to five (5) 20,000 gallon fermenters, and the right to utilize up to ten (10) 20,000 gallon fermenters. The previous terms of the agreement required annual overhead payments ranging from $4.1 million in 1996 to a maximum of $7.3 million in 2005 and required biosys to utilize ten (10) 20,000 gallon fermenters.

         Sub-Lease of Facility. Effective May 2, 1996, biosys subleased 9,600 square feet in its Maryland facility to Gene Logic, Inc., a biotechnology company engaged in the field of genetics and genetic treatment of disease. Since biosys relocated from its headquarters in California into the Maryland facility occupied by Crop Genetics International Corporation ("CGI") prior to CGI's acquisition by biosys in a reverse triangular merger, the Company has been seeking to lease surplus space in the facility as a further step in realizing merger synergies.

     Board of Directors. Effective May 3, 1996, Thomas Parton was appointed Chairman of the Board of Directors. Mr. Parton has been a Director of biosys since 1991 and serves as Chairman of the Board of AgriSense-BCS, Limited, the Company's U.K. subsidiary. Mr. Parton succeeds Samuel J. Colella who resigned as a director of the Company to pursue incremental responsibilities within Institutional Venture Partners, the venture capital funds of which he is a principal. Mr. Colella served as Chairman of biosys' Board for approximately nine years.

                              SELLING STOCKHOLDERS

     The Selling Stockholders acquired the Shares from the Company in a private offering made in reliance on Regulation D under the Securities Act. The sale was consummated on December 22, 1995. See "Risk Factors--Need for Additional Funds and No Assurance of Available Financing."

     The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire as of December 31, 1995, the number of Shares expected to be sold by each, and the number and the percentage of the shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold. All share amounts have been adjusted to reflect the Reverse Stock Split.


Selling Stockholder(1)               Shares       Shares      Shares  Percentage
                                     Owned          To        Owned      Owned
                                     Before         Be        After      After
                                    Offering      Offered     Offering  Offering
                                    --------      -------     --------  --------

Institutional Venture Partners ..    595,473(2)     217,528(3)  377,945    5.0%
William H. Draper Revocable Trust
dated 12/23/88...................  15,563(4)(5)   15,563(4)(5)      0      --
Fred M. Gibbons Separate Trust
dated 2/23/93 ...................  44,867(4)(6)   44,867(4)(6)      0      --
MicroCap Partners L.P. ..........  74,868(4)      74,868(4)         0      --
TIFF U.S. Equity Fund ........... 177,903(4)(7)  177,903(4)(7)      0      --
Palo Alto Investors Limited
Partners                              81,073(4)      81,073(4)      0      --
Banner Partners Minaret ......... 254,908(4)(8)  254,908(4)(8)      0      --




1 Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of biosys Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Except for Mr. Colella as referenced in footnote 2, no such person has held any position or office or had any material relationship with the Company or any of its predecessors or affiliates.

2 Includes 4,582 shares held directly by Institutional Venture Management III, 4,348 shares held directly by Institutional Venture Management IV, 300,944 shares held directly by Institutional Venture Partners III and 285,599 shares held directly by Institutional Venture Partners IV. Samuel
     D. Colella, Reid W. Dennis, Mary Jane Elmore and T. Peter Thomas are general partners of Institutional Venture Management III and Institutional Venture Management IV, which are general partners, respectively, of Institutional Venture Partners III and Institutional Venture Partners IV. Each of such individuals is deemed to share voting and investment power with respect to the aggregate of 595,473 shares held by those four partnerships. Norman T. Fogelsong and Geoffrey Y. Yang are general partners of Institutional Venture Management IV. Each of these individuals is deemed to share voting and investment power with respect to the aggregate of 289,947 shares held by Institutional Venture Management IV and Institutional Venture Partners IV. From 1987 to May 1996, Mr. Colella was a director of biosys and from 1989 to May 1996 he was Chairman of the Board of Directors.



3 Includes 1,631 shares held directly by Institutional Venture Management III, 1,631 shares held directly by Institutional Venture Management IV, 107,133 shares held directly by Institutional Venture Partners III and 107,133 shares held directly by Institutional Venture Partners IV.



4 Palo Alto Investors, a California corporation (`PAI) whose president and sole shareholder is William L. Edwards ("Edwards"), acts as an investment adviser to William H. Draper Revocable Trust dated 12/23/88 (the "Draper Trust"), Fred M. Gibbons Separate Trust dated 2/23/93 (the "Gibbons
     Trust"), Micro Cap Partners L.P. ("Micro Cap"), TIFF U.S. Equity Fund ("TIFF"), Palo Alto Investors L.P. ("PAILP"), and Banner Partners Minaret ("Banner) (collectively, the "PAI Clients"). PAI is also the general partner of Micro Cap and PAILP. Edwards is deemed to have voting and investment power with respect to the aggregate of 649,182 shares held by the PAI Clients.

5 William H. Draper and Phyllis C. Draper, trustees of the Draper Trust, may be deemed to share with Edwards voting and dispositive power with respect to the 15,563 shares held by the Draper Trust.


6 Fred M. Gibbons, trustee of the Gibbons Trust, may be deemed to share with Edwards voting and dispositive power with respect to the 44,867 shares held by the Gibbons Trust.

7 Esther L. Cash, Vice President and Secretary of TIFF, may be deemed to share with Edwards voting and dispositive power with respect to the 177,903 shares held by TIFF.

8 William C. Edwards and Alan R. Brudos, general partners of Banner, may be deemed to share with Edwards voting and dispositive power with respect to the 254,908 shares held by Banner.


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholders that they, or their respective pledgees, donees, transferees or successors in interest, intend to sell all or a portion of the Shares from time to time on the Nasdaq National Market at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

         In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any underwriting commissions or similar charges and legal fees and disbursements of counsel for the Selling Stockholders.

         The Company has agreed to indemnify in certain circumstances the Selling Stockholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two (2) years following the closing of the Domestic Equity Financing on December 22, 1995. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such two (2) year period; however, at such time, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                  LEGAL MATTERS

         The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 13 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer,  salesman or other person has been
authorized to give any information or to make
any  representations  other than those contained
or  incorporated by reference in this Prospectus
in connection with the offering  described  herein,
and, if given or made,  such  information or
representation  must not be relied upon as having
been  authorized  by the  Company  or by any
Underwriter.  This Prospectus  does not constitute
an offer to sell, or a solicitation  of an offer
to buy, any securities other than the registered
securities to which it relates, or an offer to sell,
or a solicitation  of an offer to buy, in any
jurisdiction in which it is unlawful to make such
offer or solicitation. Neither the delivery
of this Prospectus nor any sale made hereunder
shall, under any circumstances,  create an
implication  that there has been no change in the
affairs  of the  Company  since the date hereof
or  that  the  information   contained  herein  is
correct as of any time subsequent to the date hereof.



                                                             866,710 Shares

                                                               biosys, inc.

                                                               COMMON STOCK

                                                                PROSPECTUS


                   TABLE OF CONTENTS

                                            Page


Available Information......................... 2
Incorporation of Certain
  Documents by Reference.....................  2
The Company................................... 3
Risk Factors.................................. 3
Recent Developments...........................12
Selling Stockholders..........................13
Plan of Distribution..........................14
Use of Proceeds...............................15
Legal Matters.................................15
Experts.......................................15



                                                             June ___, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                     To be Paid
                                                       By The
                                                     Registrant
                                                     ----------

SEC Registration Fee ..............................   $ 1,625
Nasdaq filing fee .................................    17,500
Accounting fees and expenses ......................     3,500
Printing ..........................................         0
Transfer agent and registrar fees and expenses ....         0
Blue Sky fees and expenses (including counsel fees)         0
Legal fees and expenses ...........................    10,000
Miscellaneous expenses ............................         0
                                                      -------

        Total .....................................   $32,625
                                                      =======

         The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Stockholders, excluding underwriting commissions and similar charges and legal fees and disbursements of counsel for the Selling Stockholders in excess of $10,000.


Item 15.  Indemnification of Directors and Officers.

         In 1986, Delaware enacted legislation which authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of directors' fiduciary "duty of care." Prior to this legislation, directors were accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Numerous complaints alleging breach of directors' duty of care have been filed in connection with corporate mergers and acquisitions, and although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The legislation has no effect on directors' (1) duty of loyalty, (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (3) illegal payment of dividends or (4) approval of any transaction from which a director derives an improper personal benefit. The validity and scope of the new statute has not been interpreted to any significant extent by Delaware courts. The statute has no effect on claims arising under the federal securities laws.

         biosys' Certificate of Incorporation includes the provision authorized by the statute to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. biosys' Bylaws provide that biosys shall indemnify its directors, officers, employees, and agents to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, biosys has entered into separate indemnification agreements with its directors, officers and certain employees which require biosys, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

         Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.


Item 16.  Exhibits.

         The following exhibits are filed with this Registration Statement:

Exhibit
Number                                                         Exhibit Title

4.1* Form of Common Stock Purchase Agreement, dated as of December 22, 1995 among biosys, inc. and the investors listed on Exhibit A thereto.


5.1**     Opinion  of  Gray  Cary  Ware  &  Freidenrich,  A  Professional
          Corporation.


23.1      Consent of Price Waterhouse LLP, independent accountants.

23.2      Consent of KPMG Peat Marwick LLP.

23.3**     Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
          (included in Exhibit 5.1).

24.1** Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

     *Filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 33-00496) filed on January 19, 1996 and incorporated herein by reference.


**  Previously filed


Item 17.  Undertakings.

         A.  The  undersigned Registrant hereby undertakes:

            (1)    To file,  during  any  period  in which  offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii)
               do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         E.       The undersigned Registrant hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on the 6th day of June 1996.

                                                                    biosys, inc.


                                                    By: /s/ Edwin C. Quattlebaum
                                                        Dr. Edwin C. Quattlebaum
                                           President and Chief Executive Officer


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below on June 6, 1996 by the following persons in the capacities indicated.

                                 Signature Title


    /s/ Edwin C. Quattlebaum           President, Chief Executive Officer and
    Dr. Edwin C. Quattlebaum           Director (Principal Executive Officer)


    /s/ Michael R. N. Thomas*           Vice President; Chief Financial Officer;
    Michael R. N. Thomas                Secretary   and   Treasurer  (Principal
                                        Financial and Accounting Officer)

    /s/ Thomas W. Parton*               Chairman of the Board of Directors
    Thomas W. Parton


    /s/ William J. Donwen*               Vice Chairman of the Board of Directors
    William J. Donwen


    /s/ Alan Hayes*                      Director
    Dr. Alan Hayes


    /s/ Venkatrao S. Sohoni*             Director
    Dr. Venkatrao S. Sohoni


    /s/ Peter Stalker III*               Director
    Peter Stalker III




*By /s/ Edwin C. Quattlebaum
      Dr. Edwin C. Quattlebaum
      Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit No.                                                          Page No.

4.1* Form of Common Stock Purchase Agreement, dated as of December 22, 1995 among biosys, inc. and the investors listed on Exhibit A thereto.


5.1**     Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.


23.1      Consent of Price Waterhouse LLP, independent accountants.

23.2      Consent of KPMG Peat Marwick LLP.

23.3** Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1).

24.1** Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


* Filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 33-00496) filed on January 19, 1996 and incorporated herein by reference.


** Previously filed.